ITEM 77Q(e)(ii) - COPIES OF ANY NEW OR AMENDED REGISTRANT INVESTMENT ADVISORY CONTRACTS

SCHEDULE A
to the
Investment Advisory Contract
Effective April 1, 2005

Funds
Fee (based on average daily net assets)
MTB Money Market Fund
0.40%
MTB U.S. Treasury Money Market Fund
0.40%

	Witness the due execution hereof this 9th day of March, 2005, to become effective on April 1, 2005.


MTB INVESTMENT ADVISORS, INC.		MTB GROUP OF FUNDS


By:  /s/ William F. Dwyer		By:  /s/ Beth S. Broderick
Name:  William F. Dwyer		Name:  Beth S. Broderick
Title:  President		Title:  Vice President